Exhibit 99.2

Auditor General of Nova Scotia

1888 Brunswick Street, Suite 302	902 424 4046 tel
Halifax, Nova Scotia	902 424 4350 fax
B3J 3J8	www.oag-ns.ca
pickupmz@gov.ns.ca

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2014, and the consolidated statements of operations and accumulated deficits, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibilities for the Consolidated Financial Statements

The Government of Nova Scotia is responsible for the preparation and fair representation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles for the public sector and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2014, and its consolidated financial performance and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Michael A. Pickup, CA

Auditor General of Nova Scotia

July 24, 2014

Halifax, Nova Scotia

Intentionally Left Blank

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2014

($ thousands)

	2014	2013
		(as restated)
Financial Assets
Cash and Short-Term Investments (Note 3)	645,206	774,202
Accounts Receivable	769,169	846,737
Inventories for Resale	8,403	11,703
Loans Receivable (Schedule 3)	2,134,742	2,023,912
Investments (Note 3 & Schedule 3)	148,724	148,047
Investment in Government Business Enterprises (Schedule 6)	141,440	112,157
Assets Held for Sale (Note 4)	2,507	30,566

	3,850,191	3,947,324

Liabilities
Bank Advances and Short-Term Borrowings	539,565	550,440
Accounts Payable and Accrued Liabilities	2,030,107	1,796,086
Deferred Revenue (Note 5)	230,900	245,339
Accrued Interest	209,736	221,550
Unmatured Debt (Schedules 4 & 5)	12,991,397	12,869,245
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	149,928	178,000
Federal Equalization Repayable Loan (Note 6)	24,064	36,097
Pension, Retirement and Other Obligations (Note 7)	2,436,241	1,992,939

	18,611,938	17,889,696

Net Debt	(14,761,747)	(13,942,372)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,543,972	5,400,182
Inventories of Supplies	54,763	52,481
Prepaid Expenses	13,848	19,436

	5,612,583	5,472,099

Accumulated Deficits	(9,149,164)	(8,470,273)

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Trust Funds under Administration (Note 14)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 2 Province of Nova Scotia Consolidated Statement of Operations and Accumulated Deficits For the fiscal year ended March 31, 2014 ($ thousands)

	Adjusted Estimate 2014	Actual 2014	Actual 2013
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,104,782	4,791,787	4,901,794
Other Provincial Revenue	1,274,276	1,297,906	1,390,634
Net Income from Government Business Enterprises (Schedule 6)	350,313	351,257	354,355
Investment Income	191,041	202,124	194,575

	6,920,412	6,643,074	6,841,358
Federal Sources	3,346,117	3,392,055	3,262,765

Total Revenue	10,266,529	10,035,129	10,104,123

Expenses (Schedule 2)
Agriculture	65,546	65,498	67,141
Communities, Culture and Heritage	61,668	59,750	59,363
Community Services	1,003,600	1,056,559	1,029,692
Economic and Rural Development and Tourism	176,190	188,998	212,132
Education and Early Childhood Development	1,401,881	1,442,134	1,422,771
Energy	27,682	31,513	30,393
Environment	73,661	72,189	72,569
Finance	47,260	50,165	88,808
Fisheries and Aquaculture	9,044	9,398	8,474
Health and Wellness	4,066,577	4,190,457	4,075,656
Justice	315,354	314,424	312,981
Labour and Advanced Education	403,342	424,402	388,901
Assistance to Universities	337,152	336,749	380,847
Natural Resources	91,316	86,724	100,995
Public Service	140,653	133,989	136,824
Seniors	1,859	1,813	1,748
Service Nova Scotia and Municipal Relations	251,637	266,288	270,102
Transportation and Infrastructure Renewal	426,837	457,911	417,747
Restructuring Costs	202,480	148,721	136,475
Restructuring of Nova Scotia Agricultural College (Note 8)	—	—	36,996
Pension Valuation Adjustment (Note 7)	110,793	388,160	108,510
Refundable Tax Credits	129,356	101,983	127,145
Debt Servicing Costs (Note 9)	906,252	886,195	921,484

Total Expenses (Note 10)	10,250,140	10,714,020	10,407,754

Provincial Surplus (Deficit)	16,389	(678,891)	(303,631)

Accumulated Deficits, Beginning of Year
As Previously Reported		(8,481,670)	(8,179,179)
Accounting Changes (Note 2)		11,397	12,537

As Restated		(8,470,273)	(8,166,642)

Accumulated Deficits, End of Year		(9,149,164)	(8,470,273)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2014

($ thousands)

	Adjusted Estimate 2014	Actual 2014	Actual 2013
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(13,942,372)	(13,953,769)	(13,382,946)
Accounting Changes (Note 2)	—	11,397	12,537

As Restated	(13,942,372)	(13,942,372)	(13,370,409)

Changes in the Year *
Provincial Surplus (Deficit)	16,389	(678,891)	(303,631)
Acquisitions and Transfers of Tangible Capital Assets	(460,859)	(545,850)	(690,862)
Amortization of Tangible Capital Assets	295,078	399,796	382,898
Disposals of Tangible Capital Assets	—	2,264	29,997
Decrease (Increase) in Inventories of Supplies	—	(2,282)	4,558
Decrease in Prepaid Expenses	—	5,588	5,077

Total Changes in the Year	(149,392)	(819,375)	(571,963)

Net Debt, End of Year	(14,091,764)	(14,761,747)	(13,942,372)

*	Except for the Provincial Surplus (Deficit) figure, the adjusted estimates for items under Changes in the Year reflect the activity of the General Revenue Fund only

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 4 Province of Nova Scotia Consolidated Statement of Cash Flow For the fiscal year ended March 31, 2014 ($ thousands)

	2014	2013
		(as restated)
Cash Inflows (Outflows) from the following activities:

Operating
Provincial Deficit	(678,891)	(303,631)
Sinking Fund and Public Debt Management Fund Earnings	(111,470)	(111,146)
Amortization of Premiums and Discounts on Unmatured Debt	(2,595)	(8,321)
Amortization of Tangible Capital Assets	399,796	382,898
Net Income from Government Business Enterprises	(351,257)	(354,355)
Profit Distributions from Government Business Enterprises	321,974	343,646
Loss on Disposal of Tangible Capital Assets	(2,955)	14,523
Net Change in Other Items (Note 11)	752,428	488,080

	327,030	451,694

Investing
Repayment of Loans	317,383	390,970
Advances and Investing	(439,843)	(458,931)
Write-offs	10,953	42,441

	(111,507)	(25,520)

Capital
Acquisition of Tangible Capital Assets	(545,850)	(690,862)
Proceeds from Disposal of Tangible Capital Assets	5,219	15,474

	(540,631)	(675,388)

Financing
Debentures Issued	964,771	1,359,519
Repayment of Federal Equalization Repayable Loan	(12,033)	(12,032)
Foreign Exchange Amortization	(17,172)	(37,392)
Sinking Fund Withdrawals (Installments)	274,551	(44,075)
Repayment of Debentures and Other Long-Term Obligations	(1,014,005)	(999,690)

	196,112	266,330

Cash Inflows (Outflows)	(128,996)	17,116
Cash Position, Beginning of Year	774,202	757,086

Cash Position, End of Year	645,206	774,202

Cash Position Represented by:
Cash and Short-Term Investments	645,206	774,202

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

1. Financial Reporting and Accounting Policies

The Province’s financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector, which are represented by the Public Sector Accounting Standards (PSAS) of the Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), supplemented where appropriate by other accounting standards of CPA Canada and the International Federation of Accountants.

The consolidated financial statements are prepared using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s proportionate share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the Province are excluded from the GRE and are disclosed in Note 14 for information purposes only.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are included under Investment in GBEs on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for using the proportionate consolidation method.

A GU is a government organization that is not a GBE or a GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, government not-for-profit organizations, and service organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization accounts and transactions are eliminated.

A complete listing of the organizations within the GRE is provided in Schedule 10.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

1. Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax and Petroleum Royalties, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. Refundable tax credits are not recognized as a reduction of tax revenues. Petroleum Royalties may be reduced by a portion of estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue when the funds are used as intended.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 10, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of 1) the transfer being authorized and all eligibility criteria are met by the recipients and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate was 1.04 per cent at year-end.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

1. Financial Reporting and Accounting Policies (continued)

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 0.97 per cent.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds (including Public Debt Management Funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item. Effectiveness requires a high correlation of changes in fair values or cash flows. To ensure hedge effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item.

Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

1. Financial Reporting and Accounting Policies (continued)

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

The Public Service Superannuation Plan (PSSP) is now subject to a joint governance framework with a new trustee that is arms-length to the Province and bears responsibility for the plan. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the Province. Employer contributions to these two plans are expensed in the period paid. The accrued benefit asset (liability) of these plans are not recognized in these financial statements.

Accumulated Sick Leave Benefits (ASLBs) arise from sick leave provisions in certain governmental units that accumulate but do not vest. Due to the nature of these benefits, a liability and an expense are measured using actuarial valuations taking into consideration the extent to which accumulated sick days are expected to be used by employees in future years. The accrued benefit obligation is accrued as employees render the service that gives rise to the benefits. These benefits are unfunded, meaning the Province has not set aside any assets to cover the future related costs.

Contingent liabilities, including provisions for losses on loan guarantees, are potential liabilities which may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely to occur or fail to occur, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt represents the total liabilities of the Province less its financial assets. Net debt is the accumulation of current and past annual surpluses and deficits and net investments in non-financial assets.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

1. Financial Reporting and Accounting Policies (continued)

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the accruals for environmental remediation obligations because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans. Uncertainty related to Sales and Income Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

1. Financial Reporting and Accounting Policies (continued)

(f)	Future Changes in Accounting Policies

The Public Sector Accounting Board has issued a new accounting recommendation effective for fiscal years beginning on or after April 1, 2014. Section PS 3260 — Liability for Contaminated Sites establishes standards on how to account for and report a liability associated with the remediation of contaminated sites. Specifically, the section:

a) defines which activities would be included in a liability for remediation

b) establishes when to recognize and how to measure a liability for remediation

c) provides the related financial statement presentation and disclosure requirements.

The Province has analyzed this standard and does not expect any significant impacts on its financial statements in the year of adoption.

2. Accounting Changes

An accounting change was made during the year that has the following impact:

($ thousands)	2014		2013
	Net Debt April 1, 2013	Accumulated Deficits April 1, 2013	Provincial Deficit	Net Debt April 1, 2012	Accumulated Deficits April 1, 2012
Nova Scotia Teachers’
Pension Plan	11,397	11,397	(1,140)	12,537	12,537

The gain realized upon transition of the Teachers’ Pension Plan (TPP) to joint trusteeship in 2006 should have been recognized immediately but was deferred and amortized over the expected average remaining service life (EARSL) of plan members. This was corrected retroactively this year, resulting in an increase of $1.1m to pension valuation adjustment expense and a decrease of $12.5 million to the opening accumulated deficits and net debt in 2013. The current year impact was an increase of $1.1 million to the pension valuation adjustment expense and a decrease of $11.4 million to the opening accumulated deficits.

3. Restricted Assets

As at March 31, 2014, assets of $57.0 million (2013 - $49.4 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $6.3 million (2013 - $7.9 million), comprised of: $2.6 million (2013 - $2.4 million) for gas market development as part of the Nova Scotia Market Development Initiative Fund, $1.4 million (2013 - $3.2 million) for endowment and scholarship funds, and $2.3 million (2013 - $2.3 million) for various other purposes. Restricted investments totaled $50.7 million (2013 - $41.5 million), comprised of: $31.3 million (2013 - $26.7 million) for Capital District Health Authority’s (CDHA) Centre for Clinical Research, $9.5 million (2013 - $7.6 million) for other CDHA purposes, $7.4 million (2013 - $4.8 million) for endowment funds, and $2.5 million (2013 - $2.4 million) for various other purposes.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

4. Assets Held for Sale

On December 10, 2012 (the “Acquisition Date”), the Province purchased 100% of the outstanding shares of Bowater Mersey Paper Company (Bowater), along with its wholly owned subsidiary, Brooklyn Power Corporation (BPC), for cash consideration of one dollar plus acquisition costs of $1.3 million. The Province gained control of the entity with the full intention to manage the orderly wind-up of Bowater’s operations. Effective December 11, 2012, Bowater’s name was changed to Renova Scotia Bioenergy Inc. (Renova).

The net assets acquired on the Acquisition Date included total assets of $149.5 million and total liabilities assumed of $148.2 million. Since the Acquisition Date, Renova has disposed of the majority of all assets held for sale under the agreements and plans in place at the Acquisition Date including the sale of BPC to a third party and the sale of physical assets to a third party.

At March 31, 2014, assets in the amount of $2.5 million were classified as held for sale. The wind-up of Renova is expected to be completed by August 31, 2014.

5. Deferred Revenue

Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:

($ thousands)	2014	2013
Housing Nova Scotia - Social Housing Agreement	64,850	61,769
Capital District Health Authority - Capital and Research Funds	41,196	34,460
Provincial-Territorial Base Funding Agreement - Infrastructure and Highways	36,200	39,777
Izaak Walton Killam Health Centre - Capital and Research Funds	23,567	20,204
Resource Recovery Fund Board Inc. - Unearned Revenue from Container Deposits, Paint Levies and Tire Deposits	14,304	14,167
Nova Scotia Community College	12,410	10,271
Seniors Pharmacare	6,496	6,069
Waterfront Development Corporation Limited	4,070	3,996
Halifax Regional School Board	3,644	3,460
Nova Scotia School Insurance Program	3,503	1,633
Nova Scotia Market Development Initiative Fund	2,738	3,771
Trade Centre Limited	2,659	3,293
Cape Breton District Health Authority	1,917	5,691
Annapolis Valley Regional School Board	1,765	1,431
Labour Market Agreement	1,478	3,927
Public Archives of Nova Scotia	1,390	1,347
Heritage Canada - Official Languages in Education Protocol (OLEP)	317	4,755
South Shore District Health Authority - Capital Funds	227	3,318
Early Learning Child Care Funds	—	7,161
C-50 Police Officers Recruitment Fund	—	3,500
Nova Scotia Gas Tax Agreement on Municipal Funding	—	1,400
Other Externally Restricted Funds	8,169	9,939

Total Deferred Revenue	230,900	245,339

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

6. Federal Equalization Repayable Loan

The Province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $0.5 million that commenced in April 2006. As at March 31, 2014, the balance of the loan was $24.1 million (2013 – $36.1 million).

7. Pension, Retirement and Other Obligations

The Province offers a variety of pension and other retirement, post-employment, and special termination benefits. The Province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

On April 1, 2013, the PSSP transitioned to a joint governance structure where the Minister of Finance transferred responsibility for the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six representing the Province as the employer and six representing the employees with an independent chairperson. This detailed joint governance framework included in the Financial Measures (2010) Act was implemented by way of the Financial Measures (2012) Act.

Due to the plan amendments, the Province has no residual liability for the PSSP and therefore no longer carries an asset or liability associated with the PSSP on its Statement of Financial Position. This resulted in an immediate recognition of the PSSP’s $318.3 million accrued benefit asset, which has been recorded as a pension valuation adjustment expense in 2014. There was no impact on prior years. The Province’s pension expense for the PSSP is now limited to contributions paid to the PSSP as an employer, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the funding policy and is set for a five year cycle. Beginning in 2015, PSSPTI will review the funded health of the plan and implement any required changes as prescribed by the funding policy. The Province’s employer contributions to the PSSP in 2014 were $81.7 million.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

7. Pension, Retirement and Other Obligations (continued)

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc. (TPPTI). The TPPTI is the trustee for the plan and is comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union, four nominated by the Province, and one Chair agreed to by both parties. As a result of this transfer, the Province and Union agreed to share all surpluses and deficits of the plan equally. The Province accounts for half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the Province recognizes half of components associated with the net benefit expense (recovery) associated with this plan. As at March 31, 2014, the total accrued benefit liability associated with this plan was $436.3 million.

The Province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on April 1, 2012 and extrapolated to December 31, 2013, which indicated a funding surplus of $721.7 million. The Province’s employer contributions to this plan in 2014 were $99.3 million (2013 - $92.3 million).

Other Retirement Benefit Plans

The Province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Post-Employment Benefits

The Province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Accumulated Sick Leave Provisions

The Province’s Regional School Boards, District Health Authorities, and Nova Scotia Community College have collective agreements containing sick leave provisions that accumulate but do not vest. Under Public Sector Accounting Standards, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLBs) that are anticipated to be used in future years. Within the Province, ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

7. Pension, Retirement and Other Obligations (continued)

Due to the nature of these benefits, actuarial valuations are required to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract/job responsibilities, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as discount rate, retirement assumptions, future salary increases, mortality tables, etc.

The recording of liabilities for ASLBs in 2014 is based on actuarial valuations that were completed in 2012 and 2013 and extrapolated to March 31, 2014.

Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

Retirement Obligations of Renova Scotia Bioenergy Inc.

As part of the Province’s acquisition of Renova, described in Note 4, there were unfunded pension liabilities associated with various pension plans and retirement health benefits. The obligations and assets associated with these plans were noted as “acquisitions” in 2013 in the continuity statements in Note 7(b). The net unfunded liabilities of these plans totaled $112.0 million as at December 10, 2012. Land and other assets were subsequently sold, and the proceeds were used to fund the liabilities. As at March 31, 2014, the net unfunded liabilities associated with these plans were $19.3 million and are included in these financial statements.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

7. Pension, Retirement and Other Obligations (continued)

(b)	Summary of Activity During the Year

($ thousands)	Pension Benefits 2014	Other Benefits 2014	Total 2014	Total 2013
				(as restated)
Projected Benefit Obligation, Beginning of Year	8,567,836	1,864,155	10,431,991	9,726,972
Current Benefit Cost	65,555	108,455	174,010	325,829
Interest Cost	212,692	77,459	290,151	609,947
Actuarial (Gains) Losses	48,784	83,035	131,819	32,733
Benefit Payments	(233,132)	(106,948)	(340,080)	(597,283)
Other	552	(1,274)	(722)	7,385
Acquisitions	—	—	—	317,800
Plan Amendments	(5,015,314)	—	(5,015,314)	8,608

Projected Benefit Obligation, End of Year	3,646,973	2,024,882	5,671,855	10,431,991

Market Related Value of Plan Assets, Beginning of Year	7,124,041	131,773	7,255,814	6,864,968
Expected Return on Plan Assets	146,839	4,603	151,442	445,968
Actuarial Gains (Losses)	82,684	440	83,124	(154,125)
Benefit Payments	(233,132)	(106,948)	(340,080)	(597,283)
Other	1,120	(700)	420	8,042
Plan Amendments	(4,584,312)	—	(4,584,312)	—
Acquisitions	—	—	—	205,800
Employer Contributions	70,158	100,528	170,686	346,687
Employee Contributions	39,166	6,608	45,774	135,757

Market Related Value of Plan Assets, End of Year	2,646,564	136,304	2,782,868	7,255,814

Funded Status, End of Year	(1,000,409)	(1,888,578)	(2,888,987)	(3,176,177)
Unamortized Net Actuarial (Gains) Losses	418,952	96,179	515,131	1,239,713
Valuation Allowance	—	(62,385)	(62,385)	(56,475)

Accrued Benefit Liability, End of Year	(581,457)	(1,854,784)	(2,436,241)	(1,992,939)

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

7. Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Long-term inflation rates	2.25%	2.25%	2.25%	2.25%

Expected real rate of return on plan assets:
PSSP	—	4.15%
TPP	4.50%	4.40%
Long-Term Disability Plan			1.22%	3.25%
Rate of compensation increase	2.00% to 3.00% + merit	2.50% to 5.25% + merit	2.00% to 3.00% + merit	2.40% to 4.90% + merit
Discount rates:
PSSP	—	6.50%
TPP	6.85%	6.75%
Long-Term Disability Plan			3.50%	5.57%
Other Plans			4.10%	4.30%

Other assumptions

7.0 per cent annual rate increase in the cost per person of covered healthcare benefits for 2013-14, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2013-14, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long-term.

(d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5 years to 18 years (weighted-average EARSL is 15 years).

During the year, the weighted average actual rate of return on plan assets was 12.4 per cent (2013 – 10.1 per cent). The total market value of plan assets at March 31, 2014 was $4.8 billion (2013 - $9.2 billion).

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2012 with the exception of certain other retirement benefit plans that were performed on various dates and the post-employment benefit plans that are performed annually at March 31.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

7. Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense (recovery).

($ thousands)	2014			2013
	Pension Benefits	Other Benefits	Total	Total
				(as restated)
Current Benefit Cost	65,555	108,455	174,010	325,829
Employee Contributions	(39,663)	(6,632)	(46,295)	(136,277)
Employer Contributions *	36,998	—	36,998	39,706
Plan Amendments	318,261	—	318,261	8,608
Amortization of Net Actuarial (Gains) Losses	22,027	896	22,923	88,352
Recognition of Actuarial Losses on Plan Amendment	—	—	—	(425)
Other	(320)	679	359	556
Increase (Decrease) in Valuation Allowance	—	5,910	5,910	7,120
Interest Cost	212,692	77,459	290,151	609,947
Expected Return on Plan Assets	(146,839)	(4,603)	(151,442)	(445,968)
Employer Contributions to Multi-Employer Plan	180,938	—	180,938	92,295

Net Benefit Plans Expense	649,649	182,164	831,813	589,743

Recorded as:
Fringe Benefits Expense	239,348	65,596	304,944	317,254
Pension Valuation Adjustment	344,448	43,712	388,160	108,510
Net Pension Interest Cost	65,853	72,856	138,709	163,979

Net Benefit Plans Expense	649,649	182,164	831,813	589,743

*	This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

8. Restructuring of Nova Scotia Agricultural College

On September 1, 2012, the Nova Scotia Agricultural College (NSAC) was merged with Dalhousie University (Dalhousie) in accordance with the Dalhousie University – Nova Scotia Agricultural College Merger Act. The NSAC campus land, buildings, and other operating assets were transferred to Dalhousie as at the date of the merger. Therefore, NSAC no longer forms part of the Province’s Government Reporting Entity effective September 1, 2012. The merger included a three year funding agreement between the Province and Dalhousie. The funding for NSAC in 2014 was included in Agriculture expenses.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

8. Restructuring of Nova Scotia Agricultural College (continued)

Expenses related to the transfer of NSAC charged to Restructuring Costs in 2013 were as follows:

($ thousands)	2014	2013
Net Book Value of Assets Transferred to Dalhousie	—	29,218
Other Transition Costs	—	7,778

Restructuring of Nova Scotia Agricultural College	—	36,996

9. Debt Servicing Costs

($ thousands)	2014	2013
CDN$ Denominated Debt	748,230	770,787
Pension, Retirement and Other Obligations	138,709	163,979
Capital Leases	14,743	16,052
Other Debt	7,248	8,503
Premium / Discount Amortization	(2,734)	(8,321)
Foreign Exchange	(21,010)	(30,679)
Miscellaneous	1,009	1,163

Total Debt Servicing Costs	886,195	921,484

Debt servicing costs for the Province’s government business enterprises were $12.3 million (2013—$13.4 million) for the year ended March 31, 2014.

10. Expenses by Object

($ thousands)	2014	2013
		(as restated)
Grants and Subsidies	3,588,447	3,712,408
Salaries and Employee Benefits	3,974,493	3,550,010
Operating Goods and Services	1,572,600	1,478,327
Professional Services	288,880	330,223
Amortization	399,796	382,898
Debt Servicing Costs	886,195	921,484
Other	3,609	32,404

Total Expenses by Object	10,714,020	10,407,754

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

11. Cash Flow — Net Change in Other Items

($ thousands)	2014	2013
		(as restated)
Change in Receivables from Government Business Enterprises	(37,161)	9,642
Change in Accounts Receivable	114,729	116,955
Change in Accounts Payable and Other Short-Term Borrowings	223,146	189,186
Change in Inventories for Resale	3,300	(2,733)
Change in Assets Held for Sale	28,059	(30,566)
Change in Inventories of Supplies	(2,282)	4,558
Change in Prepaid Expenses	5,588	5,077
Change in Deferred Revenue	(14,439)	(33,528)
Change in Accrued Interest	(11,814)	4,959
Change in Pension, Retirement and Other Obligations	443,302	224,530

Total Net Change in Other Items	752,428	488,080

12. Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of the remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities totaling $318.5 million in 2000 for environmental site clean-up. At March 31, 2014, $75.6 million (2013 - $65.2 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $31.6 million (2013 – $16.0 million) have been recognized in these financial statements.

Lawsuits

The Province of Nova Scotia is involved in various legal proceedings arising from government activities. These different disputes result from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a liability is determined to likely exist and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2014 was $48.7 million (2013 – $52.0 million).

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

12. Contingencies and Contractual Obligations (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2014, the Province has contractual obligations as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Contractual Obligations
Fiscal Year
2015	987,219	20,483	1,007,702
2016	568,472	14,271	582,743
2017	516,591	13,456	530,047
2018	493,035	5,001	498,036
2019	476,059	869	476,928
2020-2024	1,675,636	—	1,675,636
2025-2029	1,744,074	—	1,744,074
2030-2034	1,560,472	—	1,560,472
2035 & thereafter	454,799	—	454,799

	8,476,357	54,080	8,530,437

These contractual obligations are comprised of $8,336.7 million from the General Revenue Fund, $139.6 million from the Province’s governmental units, and $54.1 million from government business enterprises. Included are contractual obligations from the Department of Health and Wellness of $4,047.8 million for service agreements with long-term care facilities and $581.8 million for the management of the ground ambulance fleet, $2,566.2 million from the Department of Justice for RCMP policing services, $317.0 million from the Department of Labour and Advanced Education for university assistance, $184.6 million from the Department of Education and Early Childhood Development for P3 School maintenance agreements, and $77.7 million from Nova Scotia Business Inc. for projects approved under its various programs.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

12. Contingencies and Contractual Obligations (continued)

LEASES

As at March 31, 2014, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Lease Payments
Fiscal Year
2015	72,558	6,923	79,481
2016	57,945	5,191	63,136
2017	51,654	3,897	55,551
2018	35,362	3,473	38,835
2019	27,305	3,194	30,499
2020-2024	32,035	8,390	40,425
2025-2029	2,796	—	2,796
2030-2034	1,105	—	1,105

	280,760	31,068	311,828

13. Risk Management and the Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, foreign exchange risk, credit risk, and liquidity risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2014, the Province has executed 35 interest rate swap contracts to convert certain interest payments from fixed to floating, floating to fixed, and floating to floating. These swaps have terms remaining of 101 days to 14.6 years, a notional principal value of $1.4 billion, and a mark to market value of -$1.9 million.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2014

13. Risk Management and the Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market[1]
		($ thousands)		($ thousands)	($ thousands)
April 16, 2019	UK£	60,000	CDN$	114,387	(4,729)

Total	UK£	60,000	CDN$	114,387	(4,729)

July 21, 2015	US$	750,000	CDN$	771,750	74,050
March 15, 2016	US$	150,000	CDN$	205,725	(29,629)
January 26, 2017	US$	500,000	CDN$	562,470	39,268
February 1, 2019	US$	200,000	CDN$	198,000	29,940
July 1, 2019	US$	200,000	CDN$	199,900	24,474
November 15, 2019	US$	244,000	CDN$	246,318	28,348
March 1, 2020	US$	300,000	CDN$	409,200	(82,196)
May 1, 2021	US$	300,000	CDN$	312,002	26,016
April 1, 2022	US$	300,000	CDN$	379,517	(46,422)
July 30, 2022	US$	300,000	CDN$	329,310	3,657

Total	US$	3,244,000	CDN$	3,614,192	67,506

[1]	Mark to Market is an indication of the swap’s market value as at March 31, 2014. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2014.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be ‘A’, where the minimum rating in the “A” category is “A-“or equivalent.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having 50.0 per cent of long-term debt with a maturity of over 15 years.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2014

14. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2014	2013
		(as restated)
Nova Scotia Public Service Superannuation Fund	—	4,709,136
Sydney Steel Corporation Superannuation Plan(1) (2)	(6)	8
Nova Scotia Public Service Long Term Disability Plan(1) (3)	136,954	127,804
Nova Scotia Credit Union Deposit Insurance Corporation(3)	23,057	20,584
Public Trustee(1)	52,508	51,913
Miscellaneous Trusts(4)	9,416	19,226

Total Trust Funds Under Administration	221,929	4,928,671

(1)	Financial statements of these funds are available in Public Accounts, Volume 2.
(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during 2001.
(3)	These represent trusts with December 31 year-ends.
(4)	Miscellaneous trusts include a large number of relatively small funds.

Other

The Nova Scotia Teachers’ Union and the Province of Nova Scotia agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Fund effective April 1, 2006. Under joint trusteeship, the Trustee of the Fund is the Nova Scotia Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. Total net assets available for benefits as at December 31, 2013 were $4.6 billion (2012 – $4.2 billion).

Effective April 1, 2013, the Minister of Finance transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc. As a result of this transfer, the Province no longer has any responsibility for this plan. Total net assets available for benefits as at March 31, 2014 were $5.1 billion (2013 – $4.7 billion).

15. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

16. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Schedule 1 Revenue For the fiscal year ended March 31, 2014 ($ thousands)

	2014	2013
Provincial Sources
Tax Revenue
Personal Income Tax	2,130,543	2,128,498
Corporate Income Tax	407,971	434,078
Harmonized Sales Tax	1,620,772	1,729,344
Tobacco Tax	217,229	206,287
Motive Fuel Tax	246,800	243,446
Other Tax Revenue	168,472	160,141

	4,791,787	4,901,794

Other Provincial Revenue
Recoveries	368,373	377,443
Other Revenue from Governmental Units	467,268	461,193
Municipal Contributions to School Boards	240,435	220,902
Petroleum Royalties	(124,819)	3,535
Registry of Motor Vehicles	120,506	113,434
Other Government Charges	59,996	68,679
Miscellaneous	161,686	130,138
Net Gain on Disposal of Crown Assets	4,461	15,310

	1,297,906	1,390,634

Net Income from Government Business Enterprises	351,257	354,355

Investment Income
Interest Revenue	90,654	83,429
Sinking Fund and Public Debt Management Fund Earnings	111,470	111,146

	202,124	194,575

Total Provincial Sources	6,643,074	6,841,358

Federal Sources
Equalization Payments	1,718,183	1,578,829
Canada Health Transfer	833,130	793,237
Canada Social Transfer	327,322	323,897
Recoveries	262,065	247,434
Offshore Accord	89,461	146,059
TCA Cost Shared Revenue	22,485	24,470
Crown Share	4,577	12,916
Other Federal Transfers	134,832	135,923

Total Federal Sources	3,392,055	3,262,765

Total Revenue	10,035,129	10,104,123

Schedule 2

Expenses

For the fiscal year ended March 31, 2014

($ thousands)

	2014	2013
		(as restated)
Agriculture
Department of Agriculture	56,634	57,683
Nova Scotia Blueberry Institute Fund	—	34
Nova Scotia Crop and Livestock Insurance Commission	3,502	2,251
Nova Scotia Harness Racing Fund	1,001	1,000
Perennia Food and Agriculture Incorporated	4,361	6,173

	65,498	67,141

Communities, Culture and Heritage
Department of Communities, Culture and Heritage	53,485	52,182
Art Gallery of Nova Scotia	3,371	4,039
Public Archives of Nova Scotia	111	83
Schooner Bluenose Foundation	21	622
Sherbrooke Restoration Commission	2,762	2,415
Vive l’Acadie Community Fund	—	22

	59,750	59,363

Community Services
Department of Community Services	909,297	880,246
Housing Nova Scotia	147,262	149,446

	1,056,559	1,029,692

Economic and Rural Development and Tourism
Department of Economic and Rural Development and Tourism	119,938	157,036
Bioscience Enterprise Centre Incorporated	33
Film and Creative Industries Nova Scotia	6,151	4,796
Nova Scotia Business Inc.	29,842	18,132
Nova Scotia Innovation Corporation	10,397	10,687
Nova Scotia Strategic Opportunities Fund Incorporated	10	4
Renova Scotia Bioenergy Inc.	2,364	—
Trade Centre Limited	15,990	15,317
Waterfront Development Corporation Limited	4,303	6,157

	188,998	212,132

Education and Early Childhood Development
Department of Education and Early Childhood Development	246,030	249,965
Annapolis Valley Regional School Board	129,423	127,374
Cape Breton Victoria Regional School Board	146,786	148,904
Chignecto-Central Regional School Board	194,039	190,799
Conseil scolaire acadien provincial	60,388	56,552
Halifax Regional School Board	439,395	426,174
Nova Scotia School Boards Association	595	617
Nova Scotia School Insurance Program	5,176	4,137
South Shore Regional School Board	73,615	73,173
Strait Regional School Board	80,155	78,972
Tri-County Regional School Board	66,532	66,104

	1,442,134	1,422,771

Schedule 2 Expenses (continued) For the fiscal year ended March 31, 2014 ($ thousands)

	2014	2013
		(as restated)
Energy
Department of Energy	30,311	29,209
Nova Scotia Market Development Initiative Fund	1,033	1,113
Pengrowth Nova Scotia Energy Scholarship Fund	169	71

	31,513	30,393

Environment
Department of Environment	24,562	24,703
Resource Recovery Fund Board Inc.	47,627	47,866

	72,189	72,569

Finance
Department of Finance	40,108	37,639
Nova Scotia Pension Agency	—	41,237
Nova Scotia Utility and Review Board	9,409	9,917
3052155 Nova Scotia Limited	648	15

	50,165	88,808

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	9,015	8,474
Nova Scotia Sportfish Habitat Fund	383	—

	9,398	8,474

Health and Wellness
Department of Health and Wellness	1,921,405	1,916,813
Annapolis Valley District Health Authority	136,207	129,969
Cape Breton District Health Authority	311,654	298,403
Capital District Health Authority	944,400	883,949
Colchester East Hants Health Authority	91,452	81,092
Cumberland Health Authority	64,802	66,749
Gambling Awareness Foundation of Nova Scotia	703	432
Guysborough Antigonish Strait Health Authority	87,687	84,382
Izaak Walton Killam Health Centre	251,465	247,970
Nova Scotia Health Research Foundation	5,126	5,442
Pictou County Health Authority	85,627	80,580
Provincial Drug Distribution Program	94,330	90,253
South Shore District Health Authority	91,626	89,355
South West Nova District Health Authority	103,973	100,267

	4,190,457	4,075,656

Justice
Department of Justice	286,649	285,320
Law Reform Commission	297	301
Nova Scotia E911 Cost Recovery Fund	4,648	4,809
Nova Scotia Legal Aid Commission	22,830	22,551

	314,424	312,981

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2014

($ thousands)

	2014	2013
		(as restated)
Labour and Advanced Education
Department of Labour and Advanced Education	212,461	188,329
Nova Scotia Community College	211,941	200,572

	424,402	388,901

Assistance to Universities	336,749	380,847

Natural Resources
Department of Natural Resources	84,711	98,978
Coal Research Agreement Fund	300	—
Crown Land Mine Remediation Fund	54	—
Habitat Conservation Fund	130	160
Nova Scotia Primary Forest Products Marketing Board	136	112
Off-Highway Vehicle Infrastructure Fund	1,320	1,745
Species-at-risk Conservation Fund	73	—

	86,724	100,995

Public Service	133,989	136,824

Seniors
Department of Seniors	1,813	1,748

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	265,383	269,248
Nova Scotia Coordinate Referencing System Trust Fund	61	—
Nova Scotia Municipal Finance Corporation	844	854

	266,288	270,102

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	455,799	416,515
Harbourside Commercial Park Inc.	745	673
Nova Scotia Lands Inc.	1,367	559

	457,911	417,747

Restructuring Costs	148,721	136,475

Restructuring of Nova Scotia Agricultural College	—	36,996

Pension Valuation Adjustment	388,160	108,510

Refundable Tax Credits	101,983	127,145

Schedule 2 Expenses (continued) For the fiscal year ended March 31, 2014 ($ thousands)

	2014	2013
		(as restated)
Debt Servicing Costs
General Revenue Fund	826,209	871,273
Annapolis Valley District Health Authority	802	808
Annapolis Valley Regional School Board	893	862
Cape Breton District Health Authority	2,031	2,078
Cape Breton Victoria Regional School Board	1,089	992
Capital District Health Authority	8,105	8,148
Chignecto-Central Regional School Board	1,522	1,445
Colchester East Hants Health Authority	467	483
Conseil scolaire acadien provincial	403	354
Cumberland Health Authority	362	379
Guysborough Antigonish Strait Health Authority	492	509
Halifax Regional School Board	4,207	4,153
Housing Nova Scotia	17,963	19,841
Izaak Walton Killam Health Centre	1,936	1,928
Nova Scotia Community College	1,721	1,685
Nova Scotia Innovation Corporation	81	82
Nova Scotia Legal Aid Commission	408	384
Nova Scotia Municipal Finance Corporation	175	152
Nova Scotia Strategic Opportunities Fund Incorporated	3,276	3,168
Nova Scotia Utility and Review Board	38	39
Perennia Food and Agriculture Incorporated	28	—
Pictou County Health Authority	487	514
Renova Scotia Bioenergy Inc.	10,400	(800)
Resource Recovery Fund Board Inc.	15	—
Sherbrooke Restoration Commission	56	12
South Shore District Health Authority	566	584
South Shore Regional School Board	509	574
South West Nova District Health Authority	740	760
Strait Regional School Board	637	516
Trade Centre Limited	69	74
Tri-County Regional School Board	481	464
Waterfront Development Corporation Limited	21	23
Waycobah School Assistance Fund	6	—

	886,195	921,484

Total Expenses	10,714,020	10,407,754

Schedule 3

Loans and Investments

As at March 31, 2014

($ thousands)

	Loans and Investments	Provisions	Net 2014	Net 2013
Loans
Agriculture and Rural Credit Act	179,471	10,524	168,947	157,708
Educational & Services Products (NS) Ltd	15	—	15	15
Education - Student Loans Direct Lending	208,638	107,185	101,453	114,241
Fisheries Development Act	110,243	2,406	107,837	106,515
Halifax-Dartmouth Bridge Commission	—	—	—	2,000
Nova Scotia Business Inc.	62,228	22,092	40,136	36,980
Housing Nova Scotia	592,709	3,874	588,835	585,515
Nova Scotia Innovation Corporation	5,337	3,237	2,100	1,850
Nova Scotia Jobs Fund Act	383,615	127,834	255,781	175,084
Nova Scotia Market Development
Initiative Fund	3,360	—	3,360	4,480
Nova Scotia Municipal Finance Corporation	790,252	—	790,252	764,182
Nova Scotia Strategic Opportunities
Fund Incorporated	75,791	—	75,791	74,991
Perennia Food and Agriculture Incorporated	—	—	—	113
Resource Recovery Fund Board Inc.	212	—	212	238
Venture Corporations Act	809	809	—	—
Waterfront Development Corporation Limited	23	—	23	—

Total Loans Receivable	2,412,703	277,961		2,023,912

Investments
Art Gallery of Nova Scotia	2,831	—	2,831	2,247
Capital District Health Authority	71,418	—	71,418	59,373
Gambling Awareness Foundation of Nova Scotia	3,554	—	3,554	3,444
Nova Scotia Business Inc.	50,089	20,612	29,477	36,800
Nova Scotia Community College	5,701	—	5,701	3,200
Nova Scotia Innovation Corporation	26,308	9,427	16,881	14,938
Nova Scotia Jobs Fund Act	30,441	23,441	7,000	17,600
Nova Scotia School Insurance Program	9,495	—	9,495	8,711
Perennia Food and Agriculture Incorporated	1,343	—	1,343	719
Public Archives of Nova Scotia	1,024	—	1,024	1,015

Total Investments	202,204	53,480	148,724	148,047

The provisions listed above include $5.9 million (2013 - $6.3 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $9.5 million (2013 - $10.0 million) for the Debt Reduction Assistance Program of the Education Student Loans of which $3.5 million (2013 - $3.7 million) relates to the student loans guaranteed by the Province.

Schedule 4 Unmatured Debt As at March 31, 2014 ($ thousands)

	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt 2014	Net Unmatured Debt 2013
General Revenue Fund	15,323,369	2,531,101	12,792,268	12,655,796
Capital District Health Authority	662	—	662	901
Housing Nova Scotia	189,623	—	189,623	202,119
Nova Scotia Municipal
Finance Corporation	7,959	—	7,959	8,749
Nova Scotia Power
Finance Corporation	881,590	881,590	—	—
Waterfront Development
Corporation Limited	885	—	885	1,680

Total Unmatured Debt	16,404,088	3,412,691	12,991,397	12,869,245

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 13.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s governmental units, as well as the unmatured debt of the General Revenue Fund. Current and long-term debt of the government business enterprises is reflected in the Province’s Investment in Government Business Enterprises and further detailed in Schedule 6.

Schedule 4

Unmatured Debt (continued)

As at March 31, 2014

($ thousands)

Sinking Fund Assets

As at March 31, 2014, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,531.1 million (2013 - $2,694.2 million). These funds were comprised of $2,369.0 million in Sinking Funds and $162.1 million in Public Debt Management Funds. The total market value of both funds was $2,690.0 million at year-end. During the year, contributions were $39.4 million, total earnings were $111.5 million, and total redemptions were $313.9 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts as at March 31, 2014 was $39.2 million (2013 - $43.0 million) and is included as part of the value of the sinking funds.

Sinking fund assets consist primarily of debentures of the Provinces and Government of Canada with fixed interest rates ranging from 2.75% to 10.00%. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At year-end, the Province held a carrying value of $559.2 million (2013 - $675.9 million) of its own debentures in Sinking Funds and Public Debt Management Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2015	568,834	28,379	29,831	627,044
2016	995,577	30,318	29,831	1,055,726
2017	905,005	32,492	29,831	967,328
2018	415,965	34,748	29,831	480,544
2019	989,058	34,028	27,725	1,050,811
2020 & thereafter	8,689,753	63,957	56,234	8,809,944

	12,564,192	223,922	203,283	12,991,397

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $827.2 million (2013 - $814.8 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedule 5 Gross Unmatured Debt As at March 31, 2014 ($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund
General Revenue Fund (CDN$)		15,072,228	2014 to 2062	3.44% to 11.75%
General Revenue Fund (US$)	0.9047	—	2015 to 2022	2.38% to 9.50%
General Revenue Fund (UK£)	0.5426	—	2019	11.75%
Nova Scotia Municipal Finance Corporation		7,959	2014 to 2032	1.00% to 2.62%
Nova Scotia Power Finance Corporation (CDN$)		550,000	2014 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$)	0.9047	331,590	2021	9.40%

Total Debentures		15,961,777

Loans
General Revenue Fund - Other Debt	27,881	2014 to 2018	1.35% to 3.36%
Housing Nova Scotia		189,623	2014 to 2034	1.53% to 10.50%
Waterfront Development Corporation Limited		885	Demand loan	—

Total Loans		218,389

Capital Leases
General Revenue Fund		223,260	2018 to 2026	6.04% to 7.25%
Capital District Health Authority		662	2016 to 2017	6.19% to 6.29%

Total Capital Leases		223,922

Gross Unmatured Debt		16,404,088

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedule 6

Government Business Enterprises

As at March 31, 2014

($ thousands)

	2014						2013
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Liquor Corporation	Nova Scotia Provincial Lotteries and Casino Corporation	QEII Health Sciences Centre Auxiliary	Total	Total
Cash	9,270	685	13,612	20,913	2,116	46,596	44,470
Accounts Receivable	306	1,593	1,843	32,751	613	37,106	5,227
Inventory	—	8	47,196	2,775	307	50,286	47,955
Investments	15,903	34,311	—	1	—	50,215	52,920
Tangible Capital Assets	98,400	36,534	45,369	95,240	1,449	276,992	277,440
Other Assets	183	480	5,590	13,685	3	19,941	20,254

Total Assets	124,062	73,611	113,610	165,365	4,488	481,136	448,266

Accounts Payable	3,798	680	40,867	103,240	4,125	152,710	121,350
Unmatured Debt	42,000	43,554	20	45,758	—	131,332	144,376
Other Liabilities	3,287	7,639	28,350	16,117	261	55,654	70,383

Total Liabilities	49,085	51,873	69,237	165,115	4,386	339,696	336,109

Equity	74,977	21,738	44,373	250	102	141,440	112,157

Total Liabilities and Equity	124,062	73,611	113,610	165,365	4,488	481,136	448,266

Total Revenue	32,456	22,113	598,847	406,697	9,044	1,069,157	1,074,321

Debt Servicing	2,286	7,522	1,154	1,292	—	12,254	13,399
Other Expenses	17,885	12,951	369,447	296,414	8,949	705,646	706,567

Total Expenses	20,171	20,473	370,601	297,706	8,949	717,900	719,966

Net Income	12,285	1,640	228,246	108,991	95	351,257	354,355

Schedule 6 Government Business Enterprises (continued) As at March 31, 2014

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour; the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, sets the rates, tolls, and charges to be paid for the use of the two bridges operated by HDBC.

Long-Term Loan Agreement

On July 25, 2007, HDBC entered into a long-term loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million plus interest, with a final principal repayment of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date. At March 31, 2014, HDBC had $39.0 million (2013 - $42.0 million) of long-term debt and $3.0 million (2013 - $3.0 million) of debt maturing within one year.

Interest is payable semi-annually on July 4 and December 4 of each year. The average interest rate over the life of the loan is 5.13%. This debt is unsecured. For the period ending March 31, 2014, interest expense on the long term debt was $2.3 million (2013 – $2.4 million), of which $694.0 thousand (2013 – $742.0 thousand) was payable at year-end.

This agreement also requires that HDBC maintain three reserve funds: the Operating, Maintenance & Administrative Fund (OM Fund), Debt Service Fund, and Capital Fund. At March 31, 2014, these restricted assets totaled $15.9 million (2013 – $14.0 million) and were invested in GICs with a rate of 1.25% and various provincial bonds with annual yields of 3.99% to 10.00%.

Line of Credit Agreement

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit. At March 31, 2014, HDBC had no advances outstanding against this line of credit (2013 - $2.0 million) and no accrued interest for the year (2013 – $27.0 thousand, of which $8.0 thousand was payable at year-end).

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2014

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

Related Party Transactions

Included in the financial statements of H104 are transactions with various Crown corporations, ministries, agencies, boards and commissions related to H104 by virtue of common control by the Province. All other transactions with parties under the control of the government are routine operating transactions carried out as part of H104’s normal day-to-day operations. These routine transactions are individually insignificant and include maintenance services, enforcement costs, and purchases of inventory and property, plant and equipment. Collectively the transactions increase enforcement costs by $60.0 thousand (2013 – $60.0 thousand), maintenance services by $1.2 million (2013 – $1.2 million), inventory by $25.8 thousand (2013 – $25.8 thousand), and property, plant and equipment by $254.0 thousand (2013 – $94.6 thousand).

At March 31, 2014, H104 had a receivable from the Province in the amount of $637.3 thousand (2013 – $638.4 thousand). Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate and maintain the Highway 104 Western Alignment. Under this agreement, the Province of Nova Scotia retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province.

Restricted accounts for capital reserve, major maintenance reserve, and debt service reserve have been established in accordance with the Omnibus Agreement. Restricted assets totaling $34.3 million (2013 – $38.9 million) are comprised of investments that are recorded at fair value and include accrued interest of $67.8 thousand (2013 – $91.4 thousand), have a weighted average term of 6.86 (2013 – 6.77) months to maturity, and a weighted average interest rate of 1.16 per cent (2013 – 1.20 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewable in five year increments. The annual fee was $1.2 million for the current fiscal year (2013 – $1.2 million). During the year, H104 incurred management fees of $226.8 thousand (2013 – $94.6 thousand) from the Province.

Schedule 6 Government Business Enterprises (continued) As at March 31, 2014

Highway 104 Western Alignment Corporation (continued)

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $41.6 million (2013 – $48.4 million) of long-term debt and $2.0 million (2013 – $2.0 million) of debt maturing within one year. Interest expense on the long term debt was $7.5 million (2013 – $8.8 million) for the year.

Minimum principal repayments for the next five years are as follows: 2015 – $2.0 million

2016 – $2.2 million

2017 – $2.4 million

2018 – $2.7 million

2019 – $3.0 million

As security, H104 has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. NSLC was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate.

NSLC operates retail sales locations across the province and has a fiscal year-end of March 31. In 2014, remittances to the Minister of Finance totaled $226.0 million (2013 – $224.5 million).

Obligations under Finance Lease

At March 31, 2014, NSLC had long-term obligations under finance lease of $1.0 thousand (2013 – $21.0 thousand) and current obligations under finance lease of $19.0 thousand (2013 – $20.0 thousand). Interest expense on the finance lease obligations was $2.0 thousand (2013 – $2.0 thousand) for the year.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance from a liability to equity. At March 31, 2014, NSLC’s equity was $44.4 million (2013 – $39.8 million).

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2014

Nova Scotia Provincial Lotteries and Casino Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). The principal activities of NSPLCC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSPLCC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

At March 31, 2014, NSPLCC had a payable to the Province in the amount of $84.8 million (2013 – $54.9 million).

Capital Lease Arrangements

At March 31, 2014, NSPLCC had long-term commitments for minimum lease payments relating to non-cancellable capital leases of $0.3 million (2013 – $0.5 million) and current portion of long-term leases of $0.3 million (2013 – $0.9 million). Interest expense related to software under capital lease was $36.0 thousand (2013 – $68.0 thousand) for the year.

The aggregate payment of long-term leases payable for the next five years are as follows:

2015 – $0.3 million

2016 – $0.1 million

2017 – $0.1 million

2018 – $33.0 thousand

2019 – $nil

Special Payments to Government Departments

NSPLCC is obligated to make direct payments annually to three provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia), Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and Department of Health and Wellness (in support of Sport Nova Scotia). These payments totaled $0.2 million (2013 – $0.2 million).

Additionally, as part of its Gaming Strategy, the Province approved a contribution of $3.0 million to the Department of Health and Wellness in 2014 (2013 – $3.0 million) to fund problem gambling treatment.

Gambling Awareness Foundation Contribution

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute one per cent of their VL commission to the Gambling Awareness Foundation of Nova Scotia. NSPLCC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2014, NSPLCC had a payable to the Gambling Awareness Foundation in the amount of $35.0 thousand (2013 – $38.0 thousand).

Harness Racing Fund Contribution

NSPLCC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2014, the contribution was $1.0 million (2013 – $1.0 million).

Schedule 6 Government Business Enterprises (continued) As at March 31, 2014

Nova Scotia Provincial Lotteries and Casino Corporation (continued)

Due to Atlantic Gaming Equipment

At March 31, 2014, the amount due to Atlantic Gaming Equipment Limited was $45.8 million (2013 – $48.9 million). This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSPLCC. All amounts are payable by ALC and are due on or before August 2026. The debt is based on variable interest rates ranging from 1.83 to 2.88 per cent. The aggregate maturity of long-term debt for the years subsequent to March 31, 2014 is approximately as follows:

2015 – $21.9 million

2016 – $7.8 million

2017 – $4.7 million

2018 – $4.8 million

2019 – $4.9 million

Included in interest expense is $1.1 million (2013 - $0.8 million) relating to long-term debt.

Disputed HST Assessments

Included in accounts receivable at March 31, 2014 is $31.6 million that was paid to Canada Revenue Agency, on a without prejudice basis, for an assessment of HST in respect to the operation of certain video lottery terminals. The assessment is being contested and the outcome is undeterminable at this time, so no amounts related to the contingent liability have been accrued in NSPLCC’s financial statements.

Queen Elizabeth II Health Sciences Centre Auxiliary

The Queen Elizabeth II Health Sciences Centre Auxiliary, operating as Partners for Care, is a volunteer based non-profit, charitable organization. The primary objective of Partners for Care is to generate revenue for Capital District Health Authority (CDHA) through parking and retail services, rental activities, and other special projects that generally take place within the hospital premises. Partners for Care was identified and consolidated as a government business enterprise by CDHA.

Payable to Capital District Health Authority

At March 31, 2014, Partners for Care had a payable to CDHA in the amount of $4.0 million (2013 – receivable from CDHA in the amount of $1.3 million).

Capital Lease

At March 31, 2014, Partners for Care had a current obligation under capital lease of $nil (2013 – $23.0 thousand).

Transfers to Capital District Health Authority

Transfers to CDHA totaled $4.8 million in 2014 (2013 – $nil).

Schedule 7

Tangible Capital Assets

As at March 31, 2014

($ thousands)

	2014						2013
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs		4,612,659	1,422,827	149,639	2,386,660	9,522,617	8,954,845
Transfers	(7)	7,947	(8,197)	—	—	(257)	—
Additions	15,373	187,143	90,613	17,581	235,340	546,050	690,862
Disposals	(199)	(2,288)	(12,818)	(2,422)	—	(17,727)	(123,090)

Closing Costs	965,999	4,805,461	1,492,425	164,798	2,622,000	10,050,683	9,522,617

Accumulated Amortization
Opening Accumulated Amortization	—	(1,938,798)	(1,036,710)	(91,475)	(1,055,452)	(4,122,435)	(3,832,630)
Transfers	—	(3,714)	3,771	—	—	57	—
Disposals	—	1,157	11,903	2,403	—	15,463	93,093
Amortization Expense	—	(145,041)	(89,678)	(12,299)	(152,778)	(399,796)	(382,898)

Closing Accumulated Amortization	—	(2,086,396)	(1,110,714)		(1,208,230)	(4,506,711)	(4,122,435)

Net Book Value	965,999	2,719,065	381,711	63,427	1,413,770	5,543,972	5,400,182

Opening Balance	950,832	2,673,861	386,117	58,164	1,331,208	5,400,182	5,122,215
Closing Balance	965,999	2,719,065	381,711	63,427	1,413,770	5,543,972	5,400,182

Increase (Decrease) in Net Book Value	15,167	45,204	(4,406)	5,263	82,562	143,790	277,967

Schedule 7 Tangible Capital Assets (continued) As at March 31, 2014

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	15 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	3 - 50 years
Machinery, Computers and Equipment	2 - 50 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the straight-line method. The net book value of these assets is $324.7 million (2013 - $339.6 million).

Included in the closing costs of the various classes as at March 31, 2014, are costs for assets under construction, which have not yet been amortized. These costs relate to buildings and land improvements of $186.6 million, machinery, computers and equipment of $59.7 million, vehicles and ferries of $21.4 million, and roads, bridges and highways of $119.5 million.

Capital leases are included in the various classes as at March 31, 2014 as follows: buildings and land improvements - cost of $452.6 million, accumulated amortization of $306.3 million; machinery, computers and equipment - cost of $41.5 million, accumulated amortization of $40.2 million; and vehicles and ferries - cost of $21.3 million, accumulated amortization of $12.9 million.

Schedule 8

Direct Guarantees

As at March 31, 2014

($ thousands)

	Authorized 2014	Utilized 2014	Utilized 2013
Bank Loans
Department of Labour and Advanced Education Student Loan Program	6,148	6,148	9,977
Nova Scotia Business Inc.	—	—	300
Nova Scotia Jobs Fund Act	76,300	55,499	45,749

Total Bank Loan Guarantees	82,448	61,647	56,026

Mortgages
Housing Nova Scotia Act	8,394	8,394	8,774
Housing Nova Scotia Act - CMHC Indemnities	68,561	68,561	78,457
Provincial Finance Act	3	3	8

Total Mortgage Guarantees	76,958	76,958	87,239

Total Direct Guarantees	159,406	138,605	143,265

Less: Provision for Guarantee Payout
Department of Labour and Advanced Education Student Loan Program		(771)	(1,776)
Housing Nova Scotia Act		(5,695)	(11,981)
Nova Scotia Business Inc.		—	(300)
Nova Scotia Jobs Fund Act		(5,906)	(6,275)

		(12,372)	(20,332)

Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education Student Loan Program		(3,548)	(3,742)

Net Direct Guarantees		122,685	119,191

(Not provided for in these Consolidated Financial Statements)

Schedule 9 Segment Reporting As at March 31, 2014

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2014 and 2013 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2014

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2014	2013	2014	2013	2014	2013	2014	2013
		(as restated)		(as restated)		(as restated)		(as restated)
Revenue
Provincial Sources
Tax Revenue	217,229	206,287	—	—	246,800	243,446	—	—
Other Provincial Revenue	412,130	401,594	437,409	433,991	13,928	14,303	105,270	107,725
Net Income from GBEs	95	955	—	—	13,925	13,596	—	—
Investment Income	2,266	2,747	5,467	5,087	—	—	27,122	27,024
Federal Sources	893,858	855,136	278,511	268,099	23,794	27,574	265,196	267,508

Total Revenue	1,525,578	1,466,719	721,387	707,177	298,447	298,919	397,588	402,257

Expenses
Grants and Subsidies	1,680,617	1,658,973	644,396	641,547	418	459	791,899	810,472
Salaries and Employee Benefits	1,675,876	1,586,717	1,161,882	1,143,912	128,743	123,882	165,267	155,815
Operating Goods and Services	762,190	715,597	328,872	325,341	134,367	107,026	112,371	82,215
Professional Services	85,401	95,101	30,520	28,214	15,748	18,166	3,477	3,432
Amortization	99,103	98,214	78,873	76,290	177,734	169,487	20,500	19,245
Debt Servicing Costs	17,014	17,348	11,463	11,044	—	—	43,833	45,571
Other	—	1	—	—	—	—	—	—

Total Expenses	4,320,201	4,171,951	2,256,006	2,226,348	457,010	419,020	1,137,347	1,116,750

Segment Result	(2,794,623)	(2,705,232)	(1,534,619)	(1,519,171)	(158,563)	(120,101)	(739,759)	(714,493)

Schedule 9 Segment Reporting For the fiscal year ended March 31, 2014 ($ thousands)

	Natural Resources & Economic Development			Other Government			Inter-Segment Eliminations		Total
	2014	2013		2014	2013		2014	2013	2014	2013
Revenue		(as restated	)		(as restated	)		(as restated )		(as restated	)
Provincial Sources
Tax Revenue	334	363		4,327,424	4,451,698		—	—	4,791,787	4,901,794
Other Provincial Revenue	29,588	142,865		418,125	424,011		(118,544)	(133,855)	1,297,906	1,390,634
Net Income from GBEs	—	—		337,237	339,804		—	—	351,257	354,355
Investment Income	14,672	9,818		185,787	184,733		(33,190)	(34,834)	202,124	194,575
Federal Sources	103,397	167,617		1,827,299	1,676,831		—	—	3,392,055	3,262,765

Total Revenue	147,991	320,663		7,095,872	7,077,077		(151,734)	(168,689)	10,035,129	10,104,123

Expenses
Grants and Subsidies	151,302	200,353		365,812	453,795		(45,997)	(53,191)	3,588,447	3,712,408
Salaries and Employee Benefits	137,094	140,122		744,945	448,119		(39,314)	(48,557)	3,974,493	3,550,010
Operating Goods and Services	149,144	137,969		90,853	118,882		(5,197)	(8,703)	1,572,600	1,478,327
Professional Services	16,127	19,889		138,206	166,126		(599)	(705)	288,880	330,223
Amortization	6,407	5,721		17,179	13,941		—	—	399,796	382,898
Debt Servicing Costs	16,468	6,718		857,995	898,035		(60,578)	(57,232)	886,195	921,484
Other	3,658	32,704		—	—		(49)	(301)	3,609	32,404

Total Expenses	480,200	543,476		2,214,990	2,098,898		(151,734)	(168,689)	10,714,020	10,407,754

Segment Result	(332,209)	(222,813)		4,880,882	4,978,179		—	—	(678,891)	(303,631)

Schedule 10

Government Reporting Entity

As at March 31, 2014

The government reporting entity is comprised of the Province’s departments and public service units (General Revenue Fund) as well as the following governmental units, government business enterprises, and a proportionate share of government partnership arrangements:

Governmental Units

(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Crop and Livestock Insurance Commission
Annapolis Valley District Health Authority	Nova Scotia E911 Cost Recovery Fund
Annapolis Valley Regional School Board	Nova Scotia Environmental Trust
Art Gallery of Nova Scotia	Nova Scotia Farm Loan Board
Arts Nova Scotia	Nova Scotia Fisheries and Aquaculture Loan Board
Bioscience Enterprise Centre Incorporated (inactive)	Nova Scotia Government Acadian Bursary Program Fund
Cape Breton District Health Authority	Nova Scotia Harness Racing Fund
Cape Breton Victoria Regional School Board	Nova Scotia Health Research Foundation
Capital District Health Authority	Nova Scotia Innovation Corporation
Check Inns Limited (inactive)	1402998 Nova Scotia Limited
Chignecto-Central Regional School Board	3087532 Nova Scotia Limited
Coal Research Agreement Fund	Nova Scotia Jobs Fund
Colchester East Hants Health Authority	Nova Scotia Lands Inc.
Conseil scolaire acadien provincial	Nova Scotia Legal Aid Commission
CorFor Capital Repairs and Replacements Fund	Nova Scotia Market Development Initiative Fund
Creative Nova Scotia Leadership Council	Nova Scotia Municipal Finance Corporation
Crown Land Mine Remediation Fund	Nova Scotia Nominee Program Fund
Crown Land Silviculture Fund	Nova Scotia Power Finance Corporation
Cumberland Health Authority	Nova Scotia Primary Forest Products Marketing Board
Democracy 250 (inactive)	Nova Scotia School Boards Association (1)
Film and Creative Industries Nova Scotia	Nova Scotia School Insurance Exchange (2)
Gambling Awareness Foundation of Nova Scotia	Nova Scotia School Insurance Program Association (2)
Gaming Addiction Treatment Trust Fund	Nova Scotia Sportfish Habitat Fund
Guysborough Antigonish Strait Health Authority	Nova Scotia Strategic Opportunities Fund Incorporated
Habitat Conservation Fund	Nova Scotia Tourism Agency
Halifax Regional School Board	Nova Scotia Utility and Review Board
Harbourside Commercial Park Inc.	Off-Highway Vehicle Infrastructure Fund
Sydney Utilities Limited	P3 Schools Capital and Technology Refresh Fund (3)
Housing Nova Scotia	Pengrowth Nova Scotia Energy Scholarship Fund
Cape Breton Island Housing Authority	Perennia Food and Agriculture Incorporated
Cobequid Housing Authority	Pictou County Health Authority
Eastern Mainland Housing Authority	Provincial Drug Distribution Program
Metropolitan Regional Housing Authority	Public Archives of Nova Scotia
Western Regional Housing Authority	Public Debt Management Fund
Izaak Walton Killam Health Centre	Renova Scotia Bioenergy Inc.
Law Reform Commission	Resource Recovery Fund Board Inc.
Muggah Creek Remediation Fund	Rockingham Terminal Incorporated (inactive)
Nova Scotia Arts Council (inactive)	Schooner Bluenose Foundation
Nova Scotia Business Inc.	Scotia Learning Technology Refresh Fund
Nova Scotia Community College	Select Nova Scotia Fund
Nova Scotia Community College Foundation	Sherbrooke Restoration Commission
Nova Scotia Coordinate Referencing System Trust Fund	South Shore District Health Authority

Schedule 10 Government Reporting Entity As at March 31, 2014

Governmental Units (continued)	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

South Shore Regional School Board	Halifax-Dartmouth Bridge Commission
South West Nova District Health Authority	Highway 104 Western Alignment Corporation
Species-at-risk Conservation Fund	Nova Scotia Liquor Corporation
Strait Regional School Board	Nova Scotia Provincial Lotteries and Casino Corporation
Sustainable Forestry Fund	Atlantic Lottery Corporation (25% ownership)
Sydney Environmental Resources Limited	Interprovincial Lottery Corporation (10% ownership)
(inactive) Sydney Steel Corporation	Nova Scotia Gaming Equipment Limited
Sydney Tar Ponds Agency	Queen Elizabeth II Health Sciences Centre Auxiliary
Sysco Decommissioning
Fund Trade Centre Limited
Tri-County Regional School Board
Upper Clements Family Theme Park Limited	Government Partnership Arrangements
(inactive) Vive l’Acadie Community Fund	(Proportionate Consolidation Method)
Waterfront Development Corporation
Limited 3104102 Nova Scotia Limited	Atlantic Provinces Special Education Authority
Waycobah School Assistance Fund	(approximately 55% share)
3052155 Nova Scotia Limited	Canada-Nova Scotia Offshore Petroleum Board
(50% share)
Canadian Sports Centre Atlantic
(approximately 14% share)
Council of Atlantic Premiers
(approximately 46% share)

(1)	– Entity is a partnership controlled by the eight school boards.

(2)	– Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.

(3)	– This includes all refresh funds related to P3 schools.